EXHIBIT 99.12

1775 I Street, N.W.
Washington, DC 20006-2401 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

June 25, 2008

HSBC Investor Funds 452 Fifth Avenue New York, New York 10018

Ladies and Gentlemen:

This opinion is given in connection with the filing by HSBC Investor Funds, a Massachusetts business trust (“Trust”), of the Trust’s Registration Statement on Form N-14 (“Registration Statement”) under the Securities Act of 1933, as amended, relating to the issuance of shares of beneficial interest of the HSBC Investor Growth Fund, a separate series of the Trust (“Growth Fund”), in connection with the acquisition by the Growth Fund of all of the assets and the assumption by the Growth Fund of all of the known liabilities of the HSBC Investor Growth and Income Fund, also a separate series of the Trust, in exchange for the Growth Fund (“Reorganization”). The authorized shares of beneficial interest of the Growth Fund are hereinafter referred to as the “Shares.” Because the Growth Fund is a feeder fund in a master/feeder structure, the assets transferred to it will simultaneously be dropped into the Growth Portfolio (the master portfolio).

We have examined the following Trust documents: (1) the Trust’s Declaration of Trust, as amended; (2) the Trust’s By-Laws; (3) the Registration Statement, including the Form of Plan of Reorganization included therein; (4) pertinent provisions of the laws of the Commonwealth of Massachusetts; and (5) such other Trust records, certificates, documents and statutes that we have deemed relevant in order to render the opinions expressed herein.

Based on such examination, we are of the opinion that:

1.	The Trust is a business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and

2.	The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or “Blue Sky” laws of the Commonwealth of Massachusetts or to federal securities or other laws.

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HSBC Investor Funds June 25, 2008 Page 2

The opinions expressed herein are solely for your benefit and may not be relied on in any manner or for any purpose by any other person. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP